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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-67535) on Form S-8 of the Virginia Bankers Association Defined Contribution Plan for Citizens and Farmers Bank and C & F Mortgage Corporation 401(k) Plan (the Plans) of our reports dated April 3, 2003, and April 4, 2003, relating to the statements of net assets available for benefits as of December 31, 2002 and 2001, and the statements of changes in net assets available for benefits for the years ended December 31, 2002 and 2001, which reports appear in the December 31, 2002 annual report on Form 11-K of the Plans.

/s/ Yount, Hyde & Barbour, P.C.
YOUNT, HYDE & BARBOUR, P.C.

Winchester, Virginia
June 30, 2003